EXHIBIT 99.1

[inTEST News Release Letterhead]

inTEST REPORTS 2016 FOURTH QUARTER AND YEAR-END FINANCIAL RESULTS
*  Company Reports Seventh Consecutive Year of Profitability;
*  Fourth Quarter 2016 Bookings Increase 58 Percent Year-over-Year;
*  Fourth Quarter 2016 Net Revenues Increase 29 Percent Year-over-Year

MOUNT LAUREL, NJ, March 9, 2017 - inTEST Corporation (NYSE MKT: INTT), an independent designer, manufacturer and marketer of thermal management products and semiconductor automatic test equipment (ATE) interface solutions, today announced financial results for the quarter and year ended December 31, 2016.
2016 Fourth Quarter Summary
*	Fourth quarter 2016 bookings were $11.6 million, compared with third quarter 2016 bookings of $11.3 million and fourth quarter 2015 bookings of $7.3 million;
* $3.1 million, or 27%, of fourth quarter 2016 bookings were derived from non-semiconductor test, compared with fourth quarter 2015 non-semiconductor test bookings of $2.3 million, or 31%.
*	Fourth quarter 2016 net revenues were $10.3 million, compared with third quarter 2016 net revenues of $10.8 million and fourth quarter 2015 net revenues of $7.9 million;
* $4.3 million, or 42%, of fourth quarter 2016 net revenues were derived from non-semiconductor test, compared with fourth quarter 2015 non-semiconductor test revenues of $2.7 million, or 34%.
*	Fourth quarter 2016 gross margin was $5.4 million, or 53%, compared with third quarter 2016 gross margin of $5.6 million, or 52%, and fourth quarter 2015 gross margin of $3.6 million, or 46%.
*

Fourth quarter 2016 net earnings were $1.0 million, or $0.10 per diluted share, compared with third quarter 2016 net earnings of $1.1 million, or $0.11 per diluted share, and fourth quarter 2015 net earnings of $33,000, or $0.00 per diluted share.

*	Cash and cash equivalents at December 31, 2016 were $28.6 million, compared with $26.3 million at September 30, 2016.

2016 Fourth Quarter Share Repurchase

During the fourth quarter of 2016, the Company purchased 32,534 shares of inTEST stock under its previously announced repurchase program, authorized in December 2015, bringing the total shares repurchased under the program to 283,137. The cost of fourth quarter repurchased shares totaled approximately $136,000.
2016 Year End Summary
*	2016 net revenues were $40.2 million, compared with 2015 net revenues of $38.9 million.
*	2016 gross margin was $20.4 million, or 51%, compared with 2015 gross margin of $18.7 million, or 48%.
*	2016 net earnings were $2.7 million, or $0.26 per diluted share, compared with 2015 net earnings of $1.9 million, or $0.18 per diluted share.

"2016 financial results marked inTEST's seventh consecutive year of profitability, with broad-based growth highlighting the strength of our technology," commented Robert E. Matthiessen, president and chief executive officer. "Solid advances in the telecom and defense-aerospace markets fueled our Thermal division, while automotive and the Internet of Things drove our semiconductor test business. In addition, cash and cash equivalents at the end of the quarter were again at record levels. Looking forward, we continue to see significant opportunities; and with our backlog at its highest level in over a decade, we enter 2017 well positioned to capitalize on this momentum."

Mr. Matthiessen added, "Our long-term objectives center on diversified growth through acquisition, and the evolution of inTEST into a broad-based technology company serving the thermal technology needs of a variety of markets, while continuing to supply our valued customers in the semiconductor test arena with innovative, high quality and cost-effective testing solutions. As we continue to execute on our differentiated product strategy, we believe the conditions for our long-term success remain firmly in place."

2017 First Quarter Financial Outlook
inTEST expects that net revenues for the first quarter of 2017 will be in the range of $13.5 million to $14.5 million and that earnings per diluted share will range from $0.13 to $0.18. This outlook is based on the Company's current views with respect to operating and market conditions and customers' forecasts, which are subject to change.

2016 Q4 & Year-End Conference Call Details
inTEST management will host a conference call on Thursday, March 9, 2017 at 5:00 pm Eastern Standard Time. The conference call will address the Company's fourth quarter and year-end 2016 financial results and management's current expectations and views of the industry. The call may also include discussion of strategic, operating and product initiatives and developments, and other matters relating to the Company's current or future performance. To access the live conference call, please dial (815) 680-6269 or (866) 900-9241. The Passcode for the conference call is 65668440. Please reference the inTEST 2016 Q4 Financial Results Conference Call.

2016 Q4 & Year-End Live Webcast Details
inTEST Corporation will provide a webcast in conjunction with the conference call. To access the live webcast, please visit inTEST's website www.intest.com under the "Investors" section.

2016 Q4 & Year-End Replay Details (Webcast)
A replay of the webcast will be available on inTEST's website for one year following the live broadcast. To access the webcast replay, please visit inTEST's website www.intest.com under the "Investors" section.

Submit Questions
In advance of the conference call, and for those investors accessing the webcast, inTEST Corporation welcomes individual investors to submit their questions via email to lguerrant@guerrantir.com. The Company will address as many questions as possible on the conference call.

About inTEST Corporation
inTEST Corporation is an independent designer, manufacturer and marketer of thermal management products and ATE interface solutions, which are used by semiconductor manufacturers to perform final testing of integrated circuits (ICs) and wafers and by manufacturers in other diversified industries. The Company's high-performance products are designed to enable semiconductor manufacturers to improve the speed, reliability, efficiency and profitability of IC test processes. Other industries into which the Company's products are also sold include: the automotive, consumer electronics, defense/aerospace, energy, industrial and telecommunications markets. Specific products include temperature management systems, manipulator and docking hardware products and customized interface solutions. The Company has established strong relationships with its customers globally, which it supports through a network of local offices. For more information visit www.intest.com.

Forward-Looking Statements
This press release includes forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These statements do not convey historical information, but relate to predicted or potential future events and financial results that are based upon management's current expectations. These statements are subject to risks and uncertainties that could cause actual results to differ materially from those expressed or implied by such statements. In addition to the factors mentioned in this press release, such risks and uncertainties include, but are not limited to, changes in business conditions and the economy, generally; changes in the demand for semiconductors, generally; changes in the rates of, and timing of, capital expenditures by our customers; progress of product development programs; increases in raw material and fabrication costs associated with our products and other risk factors set forth from time to time in our SEC filings, including, but not limited to, our periodic reports on Form 10-K and Form 10-Q. inTEST undertakes no obligation to update the information in this press release to reflect events or circumstances after the date hereof or to reflect the occurrence of anticipated or unanticipated events.
Contacts:
inTEST Corporation	Investors:
Hugh T. Regan, Jr.	Laura Guerrant-Oiye, Principal
Treasurer and Chief Financial Officer	Guerrant Associates
Tel: 856-505-8999	lguerrant@guerrantir.com
Tel: 808-960-2642

- tables follow -

SELECTED FINANCIAL DATA
(Unaudited)
(In thousands, except per share data)

Condensed Consolidated Statements of Operations Data:
	Three Months Ended			Year Ended
	12/31/2016	12/31/2015	9/30/2016	12/31/2016	12/31/2015
Net revenues	$10,272	$ 7,939	$10,823	$40,227	$38,889
Gross margin	5,405	3,611	5,577	20,378	18,698
Operating expenses:
Selling expense	1,367	1,348	1,394	5,567	5,797
Engineering and product development expense	782	905	905	3,660	3,935
General and administrative expense	1,641	1,517	1,574	7,005	6,404
Other income (expense)	(2)	5	17	61	21
Earnings (loss) before income tax expense (benefit)	1,613	(154)	1,721	4,207	2,583
Income tax expense (benefit)	612	(187)	631	1,549	722
Net earnings	1,001	33	1,090	2,658	1,861

Net earnings per share - basic	$0.10	$0.00	$0.11	$0.26	$0.18
Weighted average shares outstanding - basic	10,274	10,482	10,295	10,314	10,473

Net earnings per share - diluted	$0.10	$0.00	$0.11	$0.26	$0.18
Weighted average shares outstanding - diluted	10,297	10,498	10,319	10,333	10,494

Condensed Consolidated Balance Sheets Data:
	As of:
	12/31/2016	9/30/2016	12/31/2015
Cash and cash equivalents	$28,611	$26,345	$25,710
Trade accounts receivable, net	5,377	6,663	4,395
Inventories	3,676	3,397	3,520
Total current assets	38,006	36,862	34,264
Net property and equipment	944	995	1,112
Total assets	42,844	42,032	39,984
Accounts payable	1,368	1,252	909
Accrued expenses	3,113	3,233	3,124
Total current liabilities	5,056	5,034	4,059
Noncurrent liabilities	-	-	-
Total stockholders' equity	37,788	36,998	35,925

###